Exhibit 99.1

Acceleron Pharma Reports First Quarter 2016 Financial and Operational Results

- Received $15 million milestone payment for Celgene's initiation of luspatercept Phase 3 clinical trial -

- Raised $140.3 million in net proceeds to advance wholly owned programs -

Cambridge, Mass. – May 5, 2016 – Acceleron Pharma Inc. (NASDAQ: XLRN), a clinical stage biopharmaceutical company focused on the discovery and development of novel therapeutic candidates that engage the body’s ability to rebuild and repair its own cells and tissues, today provided a corporate update and reported financial results for the first quarter ended March 31, 2016.

“In the first quarter, we continued to build momentum across our entire clinical pipeline, including the start of patient recruitment into our Phase 3 trials of luspatercept in MDS and beta-thalassemia with our partner Celgene,” said John Knopf, Ph.D., Chief Executive Officer of Acceleron. “Receipt of the $15 million luspatercept milestone payment and the $140.3 million in net proceeds from our equity follow-on offering in January secured our ability to accelerate the pace of development of our wholly owned programs. To that end, we made significant progress toward the planned Phase 2 trial initiation of ACE-083 in facioscapulohumeral muscular dystrophy in the second half of 2016 and advancing our preclinical work in the area of fibrosis as well as the generation of new product candidates with our IntelliTrap™ platform.”

FIRST QUARTER 2016 HIGHLIGHTS

Development Programs

Hematology

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Acceleron received a $15 million milestone payment from collaboration partner Celgene related to the initiation of the luspatercept Phase 3 clinical trials. Luspatercept is being studied in two Phase 3 clinical trials in patients with myelodysplastic syndromes (MDS) or beta-thalassemia, both rare hematologic diseases.

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Enrollment is ongoing for both of the Celgene-partnered Phase 3 studies of luspatercept. The MEDALIST trial in MDS is evaluating the efficacy and safety of luspatercept versus placebo in patients with anemia due to very low, low, or intermediate-risk MDS with ring sideroblasts (≥ 15%) who require red blood cell transfusions. The BELIEVE trial in beta-thalassemia is evaluating the efficacy and safety of luspatercept versus placebo in adults who require regular red blood cell transfusions. Luspatercept increases hemoglobin levels and is being developed to help patients reduce or eliminate their need for red blood cell (RBC) transfusions. Luspatercept has been granted Fast Track Designation from the FDA in both indications.

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Ongoing Phase 2 trials of luspatercept in MDS and beta-thalassemia continue to generate longer-term safety and efficacy data. The Company expects to report updated results for these trials at the 21st Congress of the European Hematology Association in June 2016.

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Enrollment is underway in two additional Phase 2 patient cohorts evaluating luspatercept in low- or intermediate-risk MDS patients who are ring sideroblast negative or are eligible but have not yet received an erythropoietin-stimulating agent (ESA). Initial data from these additional MDS patient cohorts are expected by year-end.

Musculoskeletal Diseases

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ACE-083 advancing toward the initiation of a Phase 2 trial in facioscapulohumeral muscular dystrophy (FSHD), a neuromuscular disorder, in the second half of 2016. ACE-083 is a locally acting agent designed to increase muscle mass and strength in the muscles in which it is administered.

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We continue to make progress with ACE-2494 toward IND submission. ACE-2494, Acceleron's first IntelliTrap™ molecule, is a systemic therapeutic designed to increase muscle mass and strength across a range of musculoskeletal diseases. Preclinical data in mice presented in 2015 showed that after 4 weeks of treatment, ACE-2494 generated substantial dose-dependent mean increases in muscle mass: 41% in rectus femoris, 53% in gastrocnemius, and 87% in pectoralis.

Oncology

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Enrollment continues in Part 2 of the Phase 2 DART study, a randomized, double-blind study of dalantercept plus axitinib, compared to placebo plus axitinib in patients with advanced renal cell carcinoma. Dalantercept has been granted FDA Fast Track Designation for this indication.

Nephrology

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Acceleron and Celgene assessing the opportunity for the development of sotatercept in the pre-dialysis chronic kidney disease (CKD) setting, and expect to provide an update in the second half of the year.

Corporate Updates

•	Raised $140.3 million of net proceeds in a follow-on public offering of common stock in January 2016 to advance wholly owned programs.

Financial Results

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Cash position – Cash, cash equivalents and investments as of March 31, 2016 were $278.7 million. Net cash provided by operating activities in first quarter 2016 was $0.9 million. As of December 31, 2015 the Company had cash, cash equivalents and investments of $136.0 million. We believe that our existing cash, cash equivalents and investments, including the net proceeds of $140.3 million from our January 2016 common stock offering and the receipt of the $15.0 million Celgene milestone, will be sufficient to fund our projected operating requirements into the second half of 2019.

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Revenue – Collaboration revenue for the first quarter was $18.2 million. License and milestone revenue was $15.1 million and includes the $15 million milestone payment received from Celgene related to luspatercept. Cost sharing reimbursement revenue from our Celgene partnership was $3.1 million and is related to expenses incurred by the Company in support of our partnered programs.

•	Costs and expenses – Total costs and expenses for the first quarter were $22.1 million. This includes R&D expenses of $16.2 million and G&A expenses of $5.9 million.

•	Other income, net – Other income for the first quarter was $9.0 million and includes an $8.7 million, non-cash, gain on marking our common stock warrant liability to market.

•	Net income – The Company posted a net income for the first quarter ended March 31, 2016 of $5.1 million.
Conference Call and Webcast
The Company will host a conference call and live audio webcast to report its first quarter 2016 financial results and provide a corporate update on May 5, 2016, at 8:00 AM EDT. To participate by teleconference, please dial 877-312-5848 (domestic) or 253-237-1155 (international) and refer to the “Acceleron Q1 Earnings Call.” To access the live webcast, please select “Events & Presentations” in the Investors section on the Company’s website (www.acceleronpharma.com). To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.
A replay of the webcast will be archived on the Company's website and accessible approximately two hours after the event.

About Acceleron
Acceleron discovers and develops novel therapies to treat a wide range of rare diseases. Its pioneering research platform leverages the powerful biology behind the body’s ability to rebuild and repair its own cells and tissues. This innovative approach to drug discovery has generated four therapeutic candidates currently in clinical trials. The Company’s lead therapeutic candidate, luspatercept, is being evaluated in Phase 3 studies for the treatment of the hematologic diseases, myelodysplastic syndromes (MDS) and beta-thalassemia under a global partnership with Celgene Corp. Acceleron is also advancing clinical programs in the fields of oncology and neuromuscular diseases and has a comprehensive preclinical research effort targeting fibrotic and other serious diseases.
For more information, please visit www.acceleronpharma.com. Follow Acceleron on Social Media: @AcceleronPharma and LinkedIn.

ACCELERON PHARMA INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Amounts in thousands)
(unaudited)

	March 31, 2016	December 31, 2015
Cash, cash equivalents and investments	$278,653	$135,981
Other assets	10,949	10,356
Total assets	$289,602	$146,337

Deferred revenue	4,650	4,794
Warrants to purchase common stock	8,504	17,187
Other liabilities	16,171	15,093
Total liabilities	29,325	37,074
Total stockholders’ equity	260,277	109,263
Total liabilities and stockholders’ equity	$289,602	$146,337

ACCELERON PHARMA INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands except per share data)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Revenue:
Collaboration revenue	18,201	4,420
Costs and expenses:
Research and development	16,246	14,779
General and administrative	5,911	4,700
Total costs and expenses	22,157	19,479
Loss from operations	(3,956)	(15,059)
Total other income, net	9,017	485
Net income (loss)	$5,061	$(14,574)

Net loss per share applicable to common stockholders:
Basic	$0.14	$(0.45)
Diluted	$0.13	$(0.45)

Weighted-average number of common shares used in computing net loss per share applicable to common stockholders:
Basic	36,911	32,633
Diluted	38,666	32,633

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements about the Company's strategy, future plans and prospects, including statements regarding the development of the Company's compounds, including sotatercept, luspatercept, dalantercept, ACE-083, ACE-2494, the Company's IntelliTrap™ drug discovery platform, and the Company's TGF-beta superfamily program generally, the timeline for clinical development and regulatory approval of the Company's compounds, the expected timing for the reporting of data from ongoing trials, and the structure of the Company's planned or pending clinical trials. The words "anticipate," "appear," "believe," "continue," "could," "estimate," "expect," "forecast," "goal," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risks that the Company’s cash, cash equivalents and investments will be insufficient to fund operations into the second half of 2019, that preclinical testing of the Company's compounds and data from clinical trials may not be predictive of the results or success of ongoing or later clinical trials, that data may not be available when the Company expects it to be, that the Company or its collaboration partner, Celgene, will be unable to successfully complete the clinical development of the Company's compounds, that the development of the Company's compounds will take longer or cost more than planned, that the Company or Celgene may be delayed in initiating or completing any clinical trials, that the Company's drug discovery activities may not yield drug candidates for which the Company can commence clinical trials at the rate at which the Company currently anticipates or at all, and that the Company's compounds will not receive regulatory approval or become commercially successful products.

Other risks and uncertainties include those identified under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K which was filed with the Securities and Exchange Commission (SEC) on February 25, 2016, and other filings that the Company has made and may make with the SEC in the future. The forward-looking statements contained in this press release reflect the Company's current views with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Source: Acceleron Pharma

CONTACT:
Acceleron Pharma Inc.
Todd James, IRC, 617-649-9393
Senior Director, Investor Relations and Corporate Communications

Media:
BMC Communications LLC
Brad Miles, 646-513-3125

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